NORTHERN INSTITUTIONAL FUNDS

EXPENSE REIMBURSEMENT AGREEMENT

Agreement (“Agreement”) dated as of the 31st day of March, 2022 by and between NORTHERN INSTITUTIONAL FUNDS (the “Trust”), a Delaware statutory trust and a registered investment company under the Investment Company Act of 1940, as amended (“1940 Act”), and NORTHERN TRUST INVESTMENTS, INC. (“NTI”).

WHEREAS, NTI serves as investment adviser and administrator to the Treasury Portfolio, Treasury Instruments Portfolio, U.S. Government Select Portfolio, U.S. Government Portfolio and Liquid Assets Portfolio (each, a “Portfolio,” and together the “Portfolios”) pursuant to Management Agreements (the “Management Agreements”), as amended, between the Trust and NTI on behalf of the Portfolios.

WHEREAS, the parties to this Agreement wish to provide for an undertaking by NTI to reimburse certain, but not all, of the expenses for the Portfolios set forth on Exhibit A.

NOW THEREFORE, in consideration of the foregoing, the parties intending to be legally bound hereby, agree as follows:

1.    NTI shall, from the date of this Agreement, reimburse a portion of the operating expenses of each Portfolio set forth on Exhibit A so that after such reimbursement the total annual fund operating expenses of the Portfolio expressed as a percentage of average daily net assets shall    not exceed the corresponding amount set forth on Exhibit A (“Expense Limit”), excluding (i) acquired fund fees and expenses; (ii) service fees; (iii) the compensation paid to each Trustee of the Trust that is not an “interested person” (as defined in the 1940 Act); (iv) expenses of third party consultants engaged by the Board of Trustees; (v) membership dues paid to the Investment Company Institute and Mutual Fund Directors Forum; (vi) expenses in connection with the negotiation and renewal of the revolving credit facility; and (vii) extraordinary expenses and interest. NTI shall first reimburse management fees payable by the Portfolio and then reimburse other operating expenses of the Portfolio to the extent the amount of difference between the respective Portfolio’s operating expenses and its Expense Limit exceeds the management fees payable by the Portfolio.

2.    The termination date of this Agreement is April 1, 2023 (the “Initial Term”). This Agreement shall continue automatically for periods of one year (each such one-year period, a “Renewal Year”). This Agreement may be terminated with respect to any Portfolio, as to any succeeding Renewal Year, by either party upon 60 days’ written notice prior to the end of the current Initial Term or then current Renewal Year. Notwithstanding the foregoing, this Agreement may be terminated by the Trust’s Board of Trustees, with respect to any Portfolio, at any time if it determines that such termination is in the best interest of the Portfolio and its shareholders.

3.    NTI acknowledges and agrees that it shall not be entitled to collect on or make a claim for reimbursed expenses that are the subject of this Agreement at any time in the future for prior fiscal years.

4.    This Agreement shall be governed by and construed under the laws of the State of Illinois, without regard to its conflict of law    provisions. This Agreement may be signed in counterparts.

5.    This Agreement represents the entire agreement between the parties regarding its subject matter and supersedes any prior expense reimbursement agreements or excepted expenses letters between the parties as to the Portfolios.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

NORTHERN INSTITUTIONAL FUNDS

By:	/s/ Randal E. Rein
Name:	Randal E. Rein
Title:	Treasurer

NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Peter K. Ewing
Name:	Peter K. Ewing
Title:	Senior Vice President

EXHIBIT A

Northern Institutional Funds

Total Annual Portfolio Operating Expenses After Expense Reimbursement (expressed as a percentage of the Portfolio’s average daily net assets)
Name of Portfolio
Treasury Portfolio (all share classes)	0.15%
Treasury Instruments Portfolio (all share classes)	0.20%
U.S. Government Portfolio (all share classes)	0.25%
U.S. Government Select Portfolio (all share classes)	0.20%
Liquid Assets Portfolio	0.03%